Exhibit 10.1
Macquarie Bank Limited
ABN 46 008 583 542

1 Martin Place	Telephone:	Please telephone
SYDNEY NSW 2000	(612) 8283 XXXX	Robert Trevena on
GPO Box 4294	Facsimile:	(612) 8232 6766
SYDNEY NSW 1164	(612) 8282 XXXX	if complete transmission not received.

SWIFT MACQAU2SOBU	Email Address:
tcgemset@macquarie.com

05 October 2004

Attn: MARK STARK
Energy Settlements

THE EXPLORATION COMPANY OF DELAWARE INC
500 N LOOP 1604 EAST, SUITE 250
SAN ANTONIO TX 78232
USA

Facsimile Number: 001112104963232

Energy Option Transaction Confirmation

Deal Ref. No: HH_0509768-9

The purpose of this letter is to set forth the terms and conditions of the transaction entered into between THE EXPLORATION COMPANY OF DELAWARE INC ("ECDOBUHS") and Macquarie Bank Limited - OBU ("MBL - OBU") on the Trade Date specified below (the "Transaction").

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the "ISDA Form"), with such modifications as you and we will in good faith agree. Upon the execution by you and us of such an agreement, this Confirmation will supplement, form a part of, and be subject to that agreement. All provisions contained or incorporated by reference in that agreement upon its execution will govern this Confirmation except as expressly modified below.

Until we execute and deliver that agreement, this Confirmation, together with all other documents referring to the ISDA Form (each a "Confirmation") confirming transactions (each a "Transaction") entered into between us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form, as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of the first such Transaction between us. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

This Confirmation confirming the terms of the Transaction between the parties is subject to any set of ISDA Definitions in existence from time to time which are specifically relevant to this Transaction (the "Definitions") each as published by either the International Swaps & Derivatives Association, Inc., or the International Swap Dealers Association, Inc., as the case may be. Any amendment to such definitions subsequent to their initial publication will only be effective with respect to this Transactions by agreement between the parties.

This Confirmation and the Transaction will be governed by and construed in accordance with the law of the state of New York (without reference to choice of law doctrine).

Macquarie Bank Limited

1.	Transaction Particulars: The terms of the particular Transaction to which this Confirmation relates are as follows:

[terms not disclosed for this filing]

2.	Representations: The parties make the following representations and undertakings:

(a)

Relationship between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)

Full power and authority. It has full power and authority to enter into this Transaction and to perform and comply with the terms and provisions of this Confirmation and execution and delivery of this Confirmation does not and will not result in a breach of any of its' constituent document or internal guidelines.

(ii)

Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(iii)

Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes the risks of that Transaction.

		(iv)	Status of Parties. The other party is not acting as a fiduciary or adviser for it in respect of that Transaction.

	(b)	No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

(c)

Eligible Contract Participant. With respect to all Transactions in "excluded commodities" as that term is defined in section 1a(13) of the U.S. Commodity Exchange Act, as amended (the "CEA") and all Transactions in "exempt commodities" as that term is defined in section 1a(14) of the CEA, ECDOBUHS represents and warrants that it is an "eligible contract participant" as such term is defined in section 1a(12) of the CEA.

(d)

Eligible Commercial Entity. With respect to all Transactions in "exempt commodities" as that term is defined in section 1a(14) of the CEA, ECDOBUHS represents and warrants that it is an "eligible commercial entity" within the meaning of section 1a(11) of the CEA.

Macquarie Bank Limited

3.

It will be an Additional Termination Event in relation to ECDOBUHS if the Credit Support Document is not received by MBL - OBU on or before close of business (London time) on 7th October 2004. The Affected Party will be ECDOBUHS.

4.	Credit Support Document: In relation to ECDOBUHS, a Letter of Credit issued by a bank acceptable to MBL - OBU in form and content acceptable to MBL - OBU.

Credit Support Provider: In relation to ECDOBUHS, to be advised.

5.

Additional Credit Support. In the event that ECDOBUHS's Exposure, as calculated by MBL - OBU, is greater than USD [to be advised] , Counterparty shall provide to MBL - OBU an additional letter of credit in form and content acceptable to MBL - OBU, and issued by a bank acceptable to MBL - OBU, in the amount of USD [to be advised] (the "Additional Letter of Credit"). Such Additional Letter of Credit must be provided within 5 Business Days of notification from MBL - OBU and will constitute a Credit Support Document. Failure to provide the Additional Letter of Credit as required by this provision will be an Additional Termination Event, with ECDOBUHS being the Affected Party.

For the purposes of this provision, "Exposure" means the amount that would be payable by ECDOBUHS to MBL - OBU pursuant to Section 6(e)(ii)(1) of the ISDA Form if all Transactions existing between the parties were being terminated as of 5pm New York time on any Business Day, and Exposure shall be determined by MBL - OBU on the basis of mid-market valuations.

6.	The Cross Default provisions of Section 5(a)(vi) will apply to MBL - OBU and ECDOBUHS.

Threshold Amount means 3% of consolidated shareholders' funds, or its equivalent in another currency (being the amount of that other currency required to purchase the relevant amount at the rate equal to the spot exchange rate of any foreign exchange agent selected in good faith by the party asserting that a Cross Default has occurred).

7.	Netting: Subparagraph (ii) of section 2(c) of the ISDA Form will not apply to Transactions of the same type starting from the date of this Confirmation.

8.

Calculation Agent: The Calculation Agent is MBL - OBU. If at any time an Event of Default is continuing with respect to MBL - OBU, then ECDOBUHS or an independent third party selected by ECDOBUHS will act as Calculation Agent.

9.	Tax Representations:

(a) Payer Tax Representations: For the purpose of Section 3(e) of the ISDA Form, MBL - OBU and ECDOBUHS will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant government revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the ISDA Form) to be made by it to the other party under this Confirmation. In making this representation, it may rely on:

(i) the accuracy of any representation made by the other party pursuant to Section 3(f) of the ISDA Form;

(ii)

the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the ISDA Form and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the ISDA Form; and

Macquarie Bank Limited

		(iii)	the satisfaction of the agreement of the other party contained in Section 4(d) of the ISDA Form,

provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

	(b)	Payee Tax Representations: For the purpose of Section 3(f) of the ISDA Form, MBL - OBU and ECDOBUHS make the representations specified below, if any:

		(A)	The following representation will apply except for Transactions in respect of which:

(i) the "Specified Jurisdiction" of MBL - OBU is the same as the "Specified Jurisdiction" of ECDOBUHS; or

(ii) there is no Specified Treaty;

It is fully eligible for the benefits of the "Business Profits" or "Industrial and Commercial Profits" provision (or equivalent provision whether or not actually so named), as the case may be, the "Interest" provision or the "Other Income" provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Confirmation and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

		(B)	The following representation will apply to Transactions in respect of which the Specified Jurisdiction of MBL - OBU is same as the Specified Jurisdiction of ECDOBUHS:

Each payment received or to be received by it in connection with this Confirmation will be effectively connected with its conduct of a trade or business in the Specified Jurisdiction carried on through a permanent establishment in the Specified Jurisdiction.

For the purpose of this part of the Confirmation:

Specified Jurisdiction of MBL - OBU means:

		(a)	the country in which is located the office identified in this Confirmation as the office through which ECDOBUHS is acting for the purpose of the Transaction;

		(b)	if no office is expressly identified in this Confirmation, the country in which is located the office from which this Confirmation originated.

Specified Jurisdiction of ECDOBUHS means:

		(a)	the country in which is located the office identified in this Confirmation as the office through which MBL - OBU is acting for the purpose of the Transaction;

		(b)	if no office is expressly identified in this Confirmation, the country in which is located the office from which this Confirmation originated.

Specified Treaty means the income tax convention, if any, between the Specified Jurisdiction of MBL - OBU and the Specified Jurisdiction of ECDOBUHS.

10.	A new Section 6(f) is added to the ISDA Form as follows:

Macquarie Bank Limited

"Set-Off. Any amount (the "Early Termination Amount") payable to one party (the Payee) by the other party (the Payer), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or Non-affected Party ("X") (and without prior notice to the Defaulting Party or the Affected Party), be reduced by its set-off against any other amounts ("Other Amounts") payable by the Payee to the Payer (whether or not arising under this Agreement, whether or not matured, whether or not contingent, and irrespective of the currency, place of payment or booking office of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

MBL - OBU and ECDOBUHS each acknowledge that the Transaction referred to above forms one agreement and that the terms of this Transaction have been agreed to in recognition of the terms of any other transaction between the parties.

Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to this Transaction (Deal Reference: HH_0509768-9) by signing this Confirmation in the space provided below and immediately returning a copy of the executed confirmation via facsimile to Macquarie Bank Limited - OBU to the attention of: Treasury and Commodity Settlements - Energy, fax no. (61 2) 8232 8354.

/s/David Morrison	/s/P. Mark Stark
Name:	Name:
Authorised Signatory	Authorised Signatory
For and on behalf of Macquarie Bank Limited - OBU	For and on behalf of THE EXPLORATION COMPANY OF DELAWARE INC.

NOTE: Certain terms and conditions have been omitted from this document at the request of Macquarie Bank.